Exhibit 2.1

AGREEMENT TO PURCHASE/SELL BUSINESS

This Agreement to Sell Business (the "Agreement") is made and effective the March 31, 2011,

BETWEEN:	SOUND WORLDWIDE HOLDINGS, INC. (the "Seller"), a corporation organized and existing with its head office located at:
Unit 1, 14/F, Leader Industrial Centre Nos. 57-59 Au Pui Wan Street, Shatin, N.T. Hong Kong, China

AND:	HONG KONG ALLIANCE FUND, LIMITED (the "Buyer"), a corporation organized and existing under the laws of the HONG KONG with its head office located at:
8/F., Gloucester Tower The Landmark 15 Queen’s Road Central HK

Whereas the Seller desires to sell to Buyer and the Buyer desires to buy the business of a the Seller, now being operated at Unit 1, 14/F, Leader Industrial Centre Nos. 57-59 Au Pui Wan Street, Shatin, N.T. Hong Kong, China known as SOUND WORLWIDE HOLDINGS, INC with the subsidiary companies, namely ASIAN POINT INVESTMENT LTD. AND SOUND WORLDWIDE LTD. and all assets thereof as contained in Schedule "A" attached hereto, the parties hereto agree and covenant as follows:

1.	The total purchase price for all fixtures, furnishings and equipment is USD250,000.- payable as follows:

a)  USD50,000.- paid in cash; certified or bank checks, as a deposit upon execution of this Agreement.

Said note shall be secured by a chattel mortgage and financing statement covering the property to be sold hereunder, together with any and all other property acquired during the term of said note and placed in or within the premises.

2.	The property to be sold hereunder shall be conveyed by a standard form Bill of Sale, duly executed by the Seller.

3.
The Seller promises and agrees to convey good, clear, and marketable title to all the property to be sold hereunder, the same to be free and clear of all liens and encumbrances. Full possession of said property will be delivered in the same condition that it is now, reasonable wear and tear expected.

4.	Consummation of the sale, with payment by the Buyer of the balance of the down payment and the delivery by the Seller of a Bill of Sale, will take place on or before July 31, 2011.

5.
The Seller may use the purchase money, or any portion thereof, to clear any encumbrances on the property transferred and in the event that documents reflecting discharge of said encumbrances are not available at the time of sale, the money needed to effectuate such discharges shall be held by the attorneys of the Buyer and Seller in escrow pending the discharges.

6.	Until the delivery of the Bill of Sale, the Seller shall maintain insurance on said property in the amount that is presently insured.

7.
Operating expenses of the Company including but not limited to rent, taxes, payroll and water shall be apportioned as of the date of the passing of papers and the net amount thereof shall be added to or deducted from, as the case may be, the proceeds due from the Buyer at the time of delivery of the Bill of Sale.

8.	If the Buyer fails to fulfill his obligations herein, all deposits made hereunder by the Buyer shall be retained by the Seller as liquidated damages.

9.	The Seller promises and agrees not to engage in the same type of business as the one being sold for two years from the time of passing.

10.	The Seller agrees that this Agreement is contingent upon the following conditions:

a)	Buyer obtaining a Lease on the said premises or that the existing Lease be assigned in writing to the Buyer.

b)	Buyer obtaining the approval from the proper authorities of the transfer of all necessary licenses to the Buyer.

c)	The premises shall be in the same condition, reasonable wear and tear expected, on the date of passing as they are currently in.

11.
All of the terms, representations and warranties shall survive the closing. This Agreement shall bind and inure to the benefit of the Seller and Buyer and their respective heirs, executors, administrators, successors and assigns.

12.
If this Agreement shall contain any term or provision which shall be invalid or against public policy or if the application of same is invalid or against public policy, then, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in triplicate on the day and year first above written.

SELLER	BUYER

s/s Roger Kwok Wing Fan	s/s Tadaharu Wakabayashi
Authorized Signature	Authorized Signature

Roger Kwok Wing Fan, President/CEO	Tadaharu Wakabayashi, Director
Print Name and Title	Print Name and Title